Exhibit 99.2

TPI Composites, Inc. Appoints Ramesh Gopalakrishnan as Chief Operating Officer – Wind

Scottsdale, Ariz., May 1, 2019 (GLOBE NEWSWIRE) – TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that it has appointed Ramesh Gopalakrishnan as its Chief Operating Officer – Wind, effective May 1, 2019. In this position, Ramesh will lead TPI’s wind operations globally.

Ramesh has over 25 years of international wind energy, operations, manufacturing and technology experience. Since joining TPI in September 2016, Ramesh has helped set up greenfield operations in Mexico, China and India and has also developed TPI’s long-term technology strategy and strengthened our technical capability. Prior to joining TPI, Ramesh served in executive leadership roles at Senvion GmbH and Suzlon Energy Composites. Ramesh also worked in various technology, supply chain and operational leadership roles at Halliburton Company and General Electric Company earlier in his career.

He holds a B.S. in Mechanical Engineering from the Indian Institute of Technology and a M.S. and Ph.D in Mechanical Engineering from the State University of New York at Stony Brook.

Steve Lockard, TPI’s President and CEO commented, “Since joining TPI, Ramesh has been a key member of our senior management team and has been instrumental in expanding our global operational footprint and strengthening our engineering and technical resources. We look forward to Ramesh’s expanded leadership role in helping us continue to focus on execution and operational excellence across all of our global wind operations.”

About TPI Composites, Inc. TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India.

Investor Contact:

investors@tpicomposites.com

480-315-8742